AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2013

Registration Statement No. 333-136132

Registration Statement No. 333-106426

Registration Statement No. 333-106425

Registration Statement No. 333-67743

Registration Statement No. 333-04905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136132

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-106426

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-106425

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67743

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-04905

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Technical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

California	95-4134955
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

24007 Ventura Boulevard, Suite 200

Calabasas, California 91302

(Address of Principal Executive Office) (Zip Code)

2006 EQUITY INCENTIVE PLAN

2002 STOCK OPTION PLAN

XXCAL, INC. STOCK OPTION PLAN

1994 STOCK OPTION PLAN

(Full title of the plan)

Michael El-Hillow

Chief Financial Officer

24007 Ventura Boulevard, Suite 200

Calabasas, California 91302

(818) 591-0776

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

James A. Mercer, III

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real

Suite 200

San Diego, CA 92130

Telephone: (858) 720-8900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of National Technical Systems, Inc. (the “Registrant”):

1. File No. 333-136132 pertaining to the registration of 300,000 shares of Common Stock, no par value per share, of the Registrant (“Common Stock”) for offer or sale pursuant to the Registrant’s 2006 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2006.

2. File No. 333-106426 pertaining to the registration of 1,000,000 shares of Common Stock for offer or sale pursuant to the Registrant’s 2002 Stock Option Plan, which was filed with the Commission on June 24, 2003.

3. File No. 333-106425 pertaining to the registration of 500,000 shares of Common Stock for offer or sale pursuant to the Registrant’s 1994 Stock Option Plan, which was filed with the Commission on June 24, 2003.

4. File No. 333-67743 pertaining to the registration of 214,622 shares of Common Stock for offer or sale pursuant to the Registrant’s XXCAL, Inc. Stock Option Plan, which was filed with the Commission on November 23, 1998.

5. File No. 333-04905 pertaining to the registration of 700,000 shares of Common Stock for offer or sale pursuant to the Registrant’s 1994 Stock Option Plan, which was filed with the Commission on May 31, 1996, as amended by Post-Effective Amendment No. 1 filed on November 23, 1998.

On August 15, 2013, the Registrant entered into an Agreement and Plan of Merger with Nest Parent, Inc., a Delaware corporation (“Parent”) and Nest Merger Sub, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), which was approved by the shareholders of the Registrant at a duly convened special meeting on November 19, 2013. The Registrant and Merger Sub subsequently filed an Agreement of Merger with the California Secretary of State on November 22, 2013, as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. As a result of the merger, any offering pursuant to the Registration Statements has been terminated. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby files this Amendment to remove from registration all shares registered under the Registration Statements that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on November 29, 2013.

NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Mike El-Hillow
Mike El-Hillow
Chief Financial Officer